Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-193899), Forms S-3/A (No. 333-265430 and 333-231412), and Forms S-8 (No. 333-251233, 333-152136, 333-140182, 333-183746 and 333-216098) of Evolution Petroleum Corporation (the “Company”), of our report dated September 11, 2024, relating to the consolidated financial statements of the Company which report expresses an unqualified opinion, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2024.

/s/ Moss Adams LLP

Houston, Texas

September 11, 2024